UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 07, 2026

OnKure Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40315	47-2309515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6707 Winchester Circle, #400
Boulder, Colorado		80301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 307-2892

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	OKUR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Repricing of Certain Underwater Options

On August 7, 2026 (the “Effective Date”), the Board of Directors (the “Board”) of OnKure Therapeutics, Inc. (the “Company”) approved an option repricing. The repricing generally applied to all outstanding and unexercised stock options to purchase shares of the Company’s Class A common stock (“Shares”) granted prior to January 1, 2025, under the Company’s 2024 Equity Incentive Plan or the Company’s 2021 Stock Incentive Plan (each, a “Plan”), with an exercise price per Share equal to or greater than $10.00, held by certain employees and consultants (such options, the “Eligible Options”), including each of the Company’s named executive officers, as of the Effective Date.

The options held by the Company’s named executive officers that were repriced included Eligible Options covering an aggregate of 571,423 Shares held by Nicholas A. Saccomano, Ph.D., the Company’s President and Chief Executive Officer (with exercise prices immediately prior to such repricing (“original exercise prices”) ranging from $13.99 to $21.20 per Share), Eligible Options covering an aggregate of 149,984 Shares held by Samuel Agresta, M.D., the Company’s Chief Medical Officer (with original exercise prices ranging from $13.99 to $18.20 per Share), and Eligible Options covering an aggregate of 141,714 Shares held by Jason Leverone, C.P.A., the Company’s Chief Financial Officer (with original exercise prices ranging from $13.99 to $21.20 per Share).

The new exercise price per Share for repriced options is $4.14, the closing price of the Company’s Class A common stock on the Effective Date. However, if the optionee exercises his or her repriced Eligible Option without achieving the retention requirement (as defined below), such optionee will be required to pay a premium exercise price that is equal to the original exercise price per Share of such Eligible Option. There were no changes made to any Eligible Options’ term to expiration, vesting criteria, or underlying number of shares, and each repriced Eligible Option remains subject to the terms of the applicable Plan and award agreement. For purposes of the repricing, the retention requirement refers to the optionee being required to remain a service provider through (i) the date 18 months following the Effective Date, in the case of certain members of senior management including each of the Company’s named executive officers, or (ii) the one-year anniversary of the Effective Date, in the case of other employees or service providers. However, the retention requirement nonetheless will be considered satisfied for an optionee if, before the expiration of such applicable period, (a) the Company’s change in control (as defined in the Plan applicable to the optionee’s repriced option) occurs while the optionee is providing services or (b) the optionee’s service terminates due to his or her death or disability.

The Board approved the option repricing, following recommendation from the Board’s Compensation Committee (the “Committee”) and the Board and Committee’s careful consideration of various alternatives, review of other relevant factors, and input and advice from the Committee’s compensation consultant. The repricing, including the retention requirement, was designed with the objectives of providing appropriate performance and retention incentives to holders of Eligible Options to continue to work in the best interests of the Company and its stockholders, without the Company incurring stock dilution that could have resulted from significant additional equity grants, or significant cash expenditures that could have resulted from additional cash compensation. As of immediately prior to the repricing, approximately 40% of outstanding stock options granted under the Plans had exercise prices per Share above the $10.00 threshold for participation in the repricing. The total number of Shares underlying all repriced options was approximately 1.7 million Shares. The repriced options had original exercise prices ranging from $13.99 to $24.59 per Share.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONKURE THERAPEUTICS, INC.

Date:	August 12, 2026	By:	/s/ Jason Leverone
Name: Jason Leverone Title: Chief Financial Officer